EXHIBIT 99.1

Simmons First National Corporation Names Executive Vice President and Chief Administrative Officer Steve Massanelli As Investor Relations Officer

PINE BLUFF, Ark., May 02, 2018 (GLOBE NEWSWIRE) -- Simmons First National Corporation (NASDAQ:SFNC) announced today that Steve Massanelli has been named investor relations officer.

This position is in addition to his current role as executive vice president and chief administrative officer, which includes oversight of corporate strategy.

Massanelli joined Simmons in 2014. Previously, he was chief financial officer and principal of Treadstone Partners LLC, a Dallas private investment firm. Before joining Treadstone in 2011, he spent 13 years as senior vice president and corporate treasurer with Zale Corp., the Texas-based operator of jewelry stores that was acquired in 2014 by Signet Jewelers Ltd. of Hamilton, Bermuda, where he managed various finance and administrative functions, including investor relations.

“Steve will work to broaden relationships with current and potential investors and ensure the Simmons brand is well known within the public company universe. His experience makes him a perfect choice to achieve that objective,” said chief executive officer George Makris, Jr.

Massanelli, a Pine Bluff native, earned a bachelor’s degree in business administration from the University of Arkansas at Little Rock.

About Simmons First National Corporation

Simmons First National Corporation is a financial holding company, headquartered in Pine Bluff, Ark. with total assets of $15.6 billion as of March 31, 2018, conducting financial operations throughout Arkansas, Colorado, Kansas, Missouri, Oklahoma, Tennessee and Texas. The company, through its subsidiaries, offers comprehensive financial solutions delivered with a client-centric approach.

FOR MORE INFORMATION, CONTACT:
Robert A. Fehlman
Senior Executive Vice President, Chief Financial Officer and Treasurer
Simmons Bank
501.558.3141
bob.fehlman@simmonsbank.com